Exhibit 10.7

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is effective as of June 3, 2026 (the “Effective Date”) by and between (i) VenHub Global, Inc. (the “Company”), with an address at 518 E. Fair Oaks Avenue, Pasadena, California, 91105 and (ii) Revere Securities LLC (“Revere”), with an address at 560 Lexington Avenue, Suite 16B, New York, New York, 10022 . The Company and Revere may be individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of January 30, 2026, VenHub has been a publicly traded corporation subject to the reporting, disclosure, and corporate governance requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”);

WHEREAS, prior to being listed on the Nasdaq, on June 23, 2025, the Parties entered into a letter of engagement (“Engagement Letter”) in which VenHub engaged Revere as the Company’s US NASDAQ stock market direct listing incubation and sponsorship advisor and the Company’s public listing consultant. The fee to be paid by VenHub to Revere as set forth in the Engagement Letter was a fixed fee of $1,000,000 USD, payable in the equivalent number of shares based on the Direct Listing price per share that shall be subject to a 6 month lock-up, a cash fee of $5,000, and reimbursable expenses capped at $125,000;

WHEREAS, on January 30, 2026, VenHub went public through a direct listing on Nasdaq (the “Direct Listing”);

WHEREAS, subsequent to the date of the Direct Listing, there was a dispute as to the compensation due to Revere, with Revere claiming to be owed an additional 1,100,000 shares of VenHub stock, and VenHub denying same;

WHEREAS, a dispute arose in a pre-litigation context, and no civil action, arbitration, or other formal proceeding has been filed by either Party concerning the issues raised herein;

WHEREAS, the Parties, sophisticated entities each with separate counsel advising them, have engaged in arm’s-length negotiations to resolve the dispute without the need for litigation;

WHEREAS, the Parties intend for this Agreement to constitute a full and final settlement of the dispute and to avoid the burden, expense, and uncertainty of further litigation or proceedings.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Settlement and Release of Claims. In full settlement of claims relating to compensation pursuant to the Engagement Letter, the Company agrees to issue to Revere an aggregate of Seven Hundred Thousand (700,000) shares (“Securities”) of the Company’s common stock (the “Settlement Shares”) which shall constitute “restricted securities” under the Securities Act of 1933, as amended. The Settlement Shares shall be issued as follows:

a. Registration of Settlement Shares. The Company shall, within 20 days following the Execution Date, file with the Securities and Exchange Commission a registration statement on Form S-1 (or Form S-3, if available) covering the resale by Revere of all 700,000 Settlement Shares. The Company shall use commercially reasonable efforts to: (i) cause such registration statement to be declared effective as promptly as practicable; and (ii) keep such registration statement continuously effective and available for use, including by filing any required amendments or supplements, while any part of the Share Issuance is outstanding All registration expenses shall be borne by the Company.

b. Share Issuance. The Settlement Shares shall be issued to Revere pursuant to the following leak out schedule: (i) 50,000 shares on the effective date of registration (the “Registration Date”) of the Securities where the Company shall deliver or take steps to cause to deliver by DTC unrestricted shares within two (2) business days of eligibility; (iii) 50,000 shares thirty (30) days after the Registration Date ; (iii) 100,000 shares sixty (60) days after the Registration Date; (iv) 75,000 shares one hundred and twenty (120) days the Registration Date; (v) 75,000 shares one hundred and fifty (150) days after registration; (vi) 50,000 shares one hundred and eighty (180) days after the Registration Date; (vii) 50,000 shares two hundred and ten (210) days after the Registration Date; (viii) 50,000 shares two hundred and forty (240) days after the Registration Date; (ix) 50,000 shares two hundred and seventy (270) days after the Registration Date; (x) 50,000 shares three hundred (300) days after the Registration Date; and (xi) 100,000 shares three hundred and thirty (330) days after the Registration Date.

c. Pre-Signed Transfer Agent Instruction Letter. Upon execution of this Agreement the Company shall deliver to Revere a pre-signed, irrevocable transfer agent instruction letter, executed by the Company and addressed to its transfer agent in the form set forth as Exhibit 1, hereto. The instruction letter shall (i) authorize the transfer agent to issue the Settlement Shares via DWAC or otherwise in book-entry form; (ii) authorize the transfer agent to process transfers of the Settlement Shares without further consent, instruction, or action by the Company; and (ii) not be rescinded, revoked, or modified by the Company without the prior written consent of Revere. The Company shall cooperate fully with its transfer agent and Revere in the implementation of the Instruction Letter, including providing any supporting documentation or confirmations reasonably requested by the transfer agent in connection with the removal of legends or transfer of the Settlement Shares.

d. Acceleration of Additional Issuance. Notwithstanding section 1(b), all outstanding Settlement Shares not yet provided to Revere shall immediately be released to Revere upon the earliest of any: (i) change of control of the Company; (ii) the Company’s Common Stock is delisted from, or suspended from trading on, The Nasdaq Stock Market (or any successor national securities exchange); (iii) the Company fails to maintain its eligibility with its transfer agent and any applicable clearing systems (including DTC) such that the Settlement Shares cannot be freely transferred when eligible; or (iv) a material breach by the Company of the terms of this Agreement. Upon the occurrence of any of the foregoing events, the accelerated issuance of the remaining shares set forth in 1(b) above shall be automatically and immediately released to Revere without any further action by the Company or any other person.

e. In accordance with paragraph 3.14 of the Engagement Agreement, Venhub shall pay Revere expenses associated with the Direct Listing in the amount of $119,000 as follows: (a) $100,000 on behalf of Revere’s counsel fees ; and (b) $19,000 on behalf of Revere’s out of pocket expenses Payment of the expenses set forth herein shall be sent within two business days after this Agreement is executed by the Parties. Said payments shall be sent by overnight mail, next day delivery, with the tracking numbers to be provided to counsel for Revere via email at barry@bordetskylaw.com.

2. Securities Compliance and Exemption. The Parties acknowledge and agree that the Settlement Shares are being issued in a transaction not involving a public offering in reliance upon exemptions from registration under the Securities Act, including Section 4(a)(2) and/or Rule 506 of Regulation D, that the issuance is made in connection with a bona fide settlement of claims, which further supports exemption availability.

a. Accredited Institutional Investor Status. Revere represents that it is a FINRA Registered Broker-Dealer and banker, and an “accredited investor” within the meaning of Rule 501(a) of Regulation D, and as such capable of evaluating the merits and risks of an investment in the Settlement Shares; and

b. Investment Intent. Revere is acquiring the Settlement Shares for its own account and agrees as part of the settlement that it shall not short any of the Settlement Shares, subject to Paragraph 6 below.

3. Cash Penalty For Failure of Company to Comply With Registration Requirement. If the Company fails to file the registration statement within the 20 days (as set forth in paragraph 1(a) above) then the Company shall pay Revere liquidate damages equal to the greater of $25,000 or ten (10%) percent of the aggregate value of the Settlement Shares per month, accruing monthly (based upon a pro rata daily calculation), payable in cash to Revere, and continuing until the registration statement is filed.

4. Listing and Maintenance Requirements. After registration, the Company will take no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Securities under the Exchange Act nor will the Company receive any notification that the Commission is contemplating terminating such registration. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Securities will be eligible for electronic transfer through an established clearing corporation/transfer agent and the Company is current in payment of the fees to the established clearing corporation/transfer agent in connection with such electronic transfer. The issuance of the Securities hereunder does not contravene the rules and regulations of Nasdaq or SEC.

5. Company Covenants. The Company shall:

a. No Impairment. Not take any action intended to delay or restrict Revere’s receipt of the Settlement Shares from the transfer agent, issue any stop transfer instructions inconsistent with this Agreement, restrict Revere’s ability to resell the Settlement Shares, nor shall it impose any contractual lock-up beyond securities law requirements;

b. Good Standing. Remain in good standing with Nasdaq and the SEC and maintain reporting compliance, and ensure Settlement Shares are DWAC eligible as soon as legally permissible.

6. Revere Represents and Warrants – No Shorting. Revere represents and warrants that it did not, either on its own or through a customer account, short VenHub’s stock from the date of the Direct Listing through the date of this agreement, and that it will not short VenHub stock for its own account while any part of the Share Issuance is outstanding.

7. No Admission. This Agreement shall not be considered as an admission of liability by either Party and by entering into this Agreement, neither Party has admitted the validity of any informal demands, claims or defenses.

8. Release. In consideration for the execution and delivery of, and the releases given in this Agreement by the Parties, each Party for itself, and on behalf of its parents, subsidiaries, affiliates, and each of their respective past, current and future respective officers, directors, trustees, employees, representatives and agents, predecessors, successors, and assigns, hereby forever irrevocably releases the other and its respective for itself, and on behalf of its parents, subsidiaries, affiliates, and each of their respective past, current and future respective officers, directors, trustees, employees, representatives and agents, predecessors, successors, and assigns, from any and all past or present legal, equitable or other claims, counterclaims, actions, causes of action, demands, setoffs, defenses, accounts, suits, grievances, debts, sums of money, reckoning, controversies, bonds, bills, specialties, covenants, agreements, promises, variances, trespasses, damages, costs, expenses, executions, judgments, findings, controversies and disputes, and any past or present duties, responsibilities or obligations, including attorneys’ fees and remedies of any type, whether by contract, tort, statute or otherwise in each case whether known or unknown of any kind or nature whatsoever which any of the Parties now has or has ever had or may have from the beginning of time until the date each Party executes this Agreement. Notwithstanding the foregoing, this Release does not apply to: (a) claims by a Party that arise after the date of this Agreement; and (b) the enforcement of the terms of this Agreement.

9. Entire Agreement; Modifications; Waiver. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties as it relates to payment to Revere for services rendered pursuant to the Engagement Letter. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

10. Choice of Law; Dispute Resolution. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and/or federal courts located in New York, New York for resolution of all disputes arising out of, in connection with, or by reason of the interpretation, construction, and enforcement of this agreement, and hereby waive the claim or defense therein that such courts constitute an inconvenient forum, venue or lack of jurisdiction. As a material inducement for this agreement, each party specifically waives the right to trial by jury of any issues so triable and further agrees service of process or any notices may be effectuated by overnight mail.

11. Attorney’s Fees. Should any Party hereto employ an attorney for the purpose of enforcing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

12. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common stock to Revere, Revere shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

13. Execution of the Agreement. The Company, the party executing this Agreement on behalf of the Company and Revere have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and Revere of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and Revere and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. The Parties hereby acknowledge that: (i) each is represented by counsel and discussed the content of each paragraph of this Agreement and was provided an explanation by each respective attorney of the consequences of entering into this Agreement; and (ii) each of the Parties freely, voluntarily, and knowingly entered into this Agreement.

14. Joint Drafting and Exclusive Agreement. This Agreement is the only Agreement executed by and between the Parties related to the matters described herein. There are no additional oral agreements or other understandings related to the matters described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

15. Counterparts. If this Agreement is executed in counterparts, each counterpart shall be deemed an original, and all counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not a signatory to the same counterpart. Facsimile, DocuSign and PDF signatures shall be deemed originals.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the dates set forth below.

VenHub Global Inc.

By:	/s/ Shahan Ohanessian
Print Name:	Shahan Ohanessian
Print Title:	Chief Executive Officer

Revere Securities LLC

By:	/s/ Bill Moreno
Print Name:	Bill Moreno
Print Title:

Exhibit 1

[COMPANY LETTERHEAD]

Via Email and Overnight Delivery

[Transfer Agent Name]
[Address]
[Email]

Re: Irrevocable Transfer Agent Instructions

Ladies and Gentlemen:

Reference is made to that certain Settlement Agreement dated June 3, 2026 (the “Agreement”) between VenHub Global Inc. (the “Company”), and Revere Securities LLC (“Revere”). This letter shall serve as the Company’s irrevocable instructions to you as transfer agent for the Company (the “Transfer Agent”) with respect to certain shares of the Company’s common stock issued or to be issued to the Revere in accordance with this letter and Exhibit A hereto.

1. AUTHORIZATION TO ISSUE SHARES

You are hereby authorized and directed to:

•	Issue in the name of Revere (or its designees) an aggregate of 700,000 shares of common stock (the “Shares”) and effectuate the transfer of the Shares to Revere (or its designees) in accordance with the schedule set forth in Exhibit A attached hereto,

•	Reflect such issuances in book-entry form (or certificates if requested).

2. IRREVOCABLE INSTRUCTIONS

Upon receipt by you of a demand from either Revere or the Company for the issuance of shares in accordance with the schedule set forth in Exhibit A attached hereto, you are hereby irrevocably authorized and instructed, without any further consent from the Company, to:

•	Deliver such shares via DWAC or other electronic transfer to the account designated by Revere; and

•	The Company hereby waives any right to object to such transfers

3. NO FURTHER COMPANY CONSENT REQUIRED

You are expressly authorized to rely on this letter and shall not require any further instruction, consent, or confirmation from the Company to remove legends, process transfers or effect DWAC deliveries to Revere.

4. DWAC ELIGIBILITY

The Company hereby confirms that it shall maintain eligibility for DWAC processing; and you are authorized to process DWAC deposits and withdrawals for the Shares.

5. STOP TRANSFER INSTRUCTIONS

Notwithstanding any prior instructions you shall not implement or maintain any stop transfer restrictions inconsistent with this letter. Any conflicting instructions from the Company are hereby withdrawn and superseded by this letter.

6. IRREVOCABILITY

This letter is irrevocable, shall be binding upon the Company and its successors and assigns and may not be amended, modified, or rescinded without the prior written consent of Revere.

7. RELIANCE

You are entitled to rely conclusively on this letter and assume that the Agreement remains in effect unless notified otherwise by Revere.

8. GOVERNING LAW

This letter shall be governed by the laws of the State of New York. Any disputes that relate or refer to this letter shall be brought solely in a court of competent jurisdiction in New York County, New York, with all parties waiving jurisdiction, venue or forum defenses.

8. FEES

The Company will bear all the Transfer Agent’s processing fees in connection with the issuance of the Shares.

9. LEGAL OPINION

So long as you have previously received confirmation from the Company (or Revere’s counsel) that the Shares have been registered under the Securities Act of 1933, as amended, or otherwise may be sold pursuant to an applicable exemption without any restriction and the Company or its counsel or Rever’s counsel provides an opinion of counsel reasonably acceptable to you to that effect, such Shares should be transferred electronic form or in certificated form at the option of Revere without any legend which would restrict the transfer of the Shares.

Please acknowledge your agreement to act in accordance with these instructions by signing below.

Sincerely,

VenHub Global Inc.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:
[TRANSFER AGENT NAME]

By:
Name:
Title:

ACKNOWLEDGED (FOR BENEFIT):
Revere Securities LLC

By:
Name:
Title:

EXHIBIT A

Share Issuance Schedule

The following shares of common stock of VenHub Global Inc. shall be issued to the following recipients on the dates indicated below:

Recipient: Revere Securities LLC (or its designees)

Total Shares: 700,000 shares of common stock

Issuance Schedule:

Date of Issuance	Number of Shares to be Issued
[ ], 2026[1]	50,000
[ ], 2026[2]	50,000
[ ], 2026[3]	100,000
[ ], 2026[4]	75,000
[ ], 2026[5]	75,000
[ ], 2026[6]	50,000
[ ], 2027[7]	50,000
[ ], 2027[8]	50,000
[ ], 2027[9]	50,000
[ ], 2027[10]	50,000
[ ], 2027[11]	100,000

[1]	To be the effective date of registration statement (the “Registration Date”)
[2]	To be 30 days after the Registration Date
[3]	To be 60 days after the Registration Date
[4]	To be 90 days after the Registration Date
[5]	To be 120 days after the Registration Date
[6]	To be 150 days after the Registration Date
[7]	To be 180 days after the Registration Date
[8]	To be 210 days after the Registration Date
[9]	To be 240 days after the Registration Date
[10]	To be 270 days after the Registration Date
[11]	To be 300 days after the Registration Date